Exhibit 23.12
[Letterhead of Del Conte, Hyde, Annello & Schuch, P.C.]
Reliance Steel & Aluminum Co.
Los Angeles, California
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-4 of Reliance Steel & Aluminum Co. of our report dated November 3, 2006 relating to the financial statements and financial statement schedules of Yarde Metals, Inc. and Affiliates, which are included in Reliance Steel & Aluminum Co.’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission on January 3, 2007. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Del Conte, Hyde, Annello & Schuch, P.C.
Farmington, Connecticut
February 8, 2007